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Exhibit 5.1
17 June 2013
Liberty Global plc
38 Hans Crescent
London
SW1X 0LZ

Dear Sirs,
Registration Statement on Form S-3 – Exhibit 5.1

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Liberty Global plc (the "Company"), an English public company in connection with the merger of Liberty Global Inc. ("Liberty Global") and Virgin Media, Inc. ("Virgin Media") (the "Merger") and in connection with the preparation and filing of the draft registration statement on Form S-3 (such draft registration statement, as amended, including the documents incorporated by reference therein, the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

1.2
As at the date of this opinion letter, Virgin Media has outstanding 6.5% convertible senior notes due 15 November 2016 (the "Notes"). The Notes are governed by an Indenture dated as of 16 April, 2008 between Virgin Media and The Bank of New York Mellon, as trustee (the "Indenture"). As a result of the Merger, the holders of the Notes are entitled to convert the Notes into shares of the Company, upon and subject to the terms of the Indenture, as amended by a supplemental indenture (the "Supplemental Indenture").

1.3
Certain former employees and directors of Virgin Media are also entitled to be issued shares of the Company upon the exercise or vesting of certain outstanding equity awards pursuant to the Virgin Media 2010 Incentive Plan (As Amended and Restated effective June 7, 2013) and the Virgin Media Sharesave Plan (collectively, the "Virgin Media Plans").

1.4
It is proposed that the Company will issue up to 14,385,252 Class A ordinary shares and up to 10,741,327 Class C ordinary shares of $0.01 nominal value per share (together, the "Shares"): (i) to the holders of the Notes that exercise their right to convert their Notes into Shares; and (ii) pursuant to the exercise or vesting of outstanding equity awards under the Virgin Media Plans by former employees and directors of Virgin Media.

1.5	In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

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2.	DOCUMENTS EXAMINED AND SEARCHES CONDUCTED

2.1	For the purpose of giving this opinion, we have examined the following documents and records, and made the following searches and enquiries:

(a)	a copy of the draft Registration Statement to be filed with the Securities and Exchange Commission on 17 June 2013;

(b)	a copy of the Indenture dated 16 April 2008;

(c)	a copy of the Supplemental Indenture dated 7 June 2013;

(d)	copies of the Virgin Media Plans;

(e)	a copy of the deed of assumption entered into by the Company under which the
Company assumed the Virgin Media Plans;

(f)	a signed copy of an irrevocable undertaking from Virgin Media to Liberty Global dated 7 June 2013 (the "Undertaking");

(g)	a signed copy of the resolution of Virgin Media, Inc. approving and duly authorising entry into the Undertaking dated 7 June 2013;

(h)	copies of the Company’s certificate of incorporation, certificate of incorporation on change of name, articles of association, each existing as at the date of this opinion;

(i)	the minutes and resolutions of the directors' and shareholders' meetings of the Company, each existing as at the date of the allotment and issue of the Shares;

(j)	a certificate addressed to us from Bryan H. Hall, an officer of the Company, dated 17 June, 2013 (the "Certificate");

(k)	the results of our search on 17 June 2013 of the Company's public records held by the Registrar of Companies (the "Company Search"); and

(l)
the results of our enquiry by telephone at the Companies Court in London of the Central Index of Winding Up Petitions on 17 June 2013 at 12:52 p.m. with respect to the Company (the "Winding up Search").

2.2
The documents, records, searches and enquiries referred to above are the only documents and records we have examined and the only searches and enquiries we have carried out for the purposes of giving this opinion.

3.	SCOPE

3.1
This opinion is limited to the laws of England and Wales as applied by the English courts as at the date of this letter. We have not investigated, and do not express or imply any opinion in relation to, the laws of any other jurisdiction and we do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales.

3.2
We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect the opinion expressed herein.

3.3
The opinion given in this letter is strictly limited to the matters stated in paragraph 5 and does not extend to, and is not to be read as extended by implication to, any other matters. We express no opinion as to whether a foreign court (applying its own conflict law) will act in accordance with any agreement by the Company, Liberty Global and/or Virgin Media in connection with the issuance of the Shares as to jurisdiction and/or law. We express no opinion as to matters of fact.

3.4	This opinion shall be governed by and construed in accordance with English law.

4.	ASSUMPTIONS
In giving this opinion, we have assumed:

4.1
the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies and whether in electronic form or otherwise) and that such documents remain accurate, up to date and have not been amended or any provision thereof varied or waived since the date of submission to us;

4.2	that all copy documents submitted to us are complete and conform to the originals;

4.3	that all statements contained in the Certificate are true and correct as at the date of this letter and will so remain as at any dates of allotment and issue of the Shares (the "Allotment Dates");

4.4
that in accordance with the Undertaking and in respect of Shares to be issued on the conversion of the Notes, Virgin Media has paid or has undertaken to pay the Company sufficient cash on or prior to each Allotment Date to issue such Shares fully paid;

4.5	that in respect of Shares to be issued pursuant to the Virgin Media Plans, the Company has received sufficient cash on or prior to each Allotment Date to issue such Shares fully paid;

4.6	that on each Allotment Date the Company has complied with all applicable laws to allot and issue the Shares;

4.7	that the information revealed by the Company Search was and remains complete, accurate and up to date in all respects as at the date of this letter and will so remain as at the Allotment Dates;

4.8	that the information revealed by our Winding up Search was accurate in all respects and has not since the time of such enquiry been altered;

4.9
that no additional matters would have been disclosed by company searches at the Registrar of Companies or the Companies Court being carried out since the carrying out of the searches and enquiries referred to in paragraph 2.1 above which would affect the opinion stated below and that the particulars disclosed by our searches and enquiries are true, accurate, complete and up to date;

4.10
that no step has been taken to wind up, strike off or dissolve the Company or appoint an administrator or receiver or nominee or supervisor in respect of a company voluntary arrangement or similar official in respect of the Company or any of its assets or revenues or to obtain a moratorium which has not been revealed by our searches referred to above; and

4.11
that the term "non-assessable", which has no recognised meaning in English law, for the purposes of this letter means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder's status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person.

5.	OPINION
Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this letter, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) in respect of the Shares issued on the conversion of the Notes, such Shares are issued in accordance with the terms of the Indenture and the Supplemental Indenture; (iii) in respect of the Shares issued in respect of the Virgin Share Plans, such Shares are issued on an Allotment Date in accordance with the terms of the relevant Virgin Media Plan; and (iv) valid entries in the books and registers of the Company have been made.

6.	QUALIFICATIONS
The opinion given in this letter is subject to the qualifications and reservations set out below.

6.1	The Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made;

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(d)	a court order has been made under the Cross Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, there may be a delay in the relevant notice appearing on the file of the company concerned.
In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented, or whether or not any documents for the appointment of, or notice of intention to appoint, an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

6.2
The Winding up Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by a court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(a)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Index of Winding Up Petitions immediately;

(b)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Index of Winding Up Petitions;

(c)
a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Index of Winding Up Petitions, and the making of such order may not have been entered on the records immediately;

(d)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(e)	with regard to winding-up petitions, the Central Index of Winding Up Petitions may not have records of winding-up petitions issued prior to 1994.

6.3
With regard to the opinion expressed in paragraph 5 that the Shares are fully paid, we have relied solely upon statements to that effect in the Certificate (which statements we have assumed to be correct), and we have not carried out any further investigation thereof.

7.	CONSENT TO FILING
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included or made a part of the Registration Statement in respect thereto.
Yours faithfully,

Shearman & Sterling (London) LLP